EXHIBIT 10.30
June 28, 2005
Wayne M. Rehberger
Chief Operating Officer
XO Communications
11111 Sunset Hills Road
Reston, VA 20190-5339
Dear Wayne:
     We are very pleased that you have agreed to serve as a member of the Board of Directors of GlobalSecure Holdings, Ltd. and to serve as the Chairman of our Audit Committee. As we’ve discussed, Global Secure is focused on securing the homeland with integrated products and services for the critical incident response community worldwide. Global Secure is made up of three business units – Global Secure Systems, Global Secure Training and Global Secure Safety, each working to provide a comprehensive solution to our customers incorporating information and communications technologies, training and exercise programs, and protective equipment.
     As a member of our Board of Directors you will receive a compensation package consisting of the following: 1) upon joining the Board of Directors, you will receive a grant of options to purchase 150,000 shares of common stock of the Company that would vest in equal annual tranches over 3 years dependent upon your continued service as a director and subject to the terms and conditions of our 2005 Stock Incentive Plan and the governing Stock Option Agreement, 2) upon joining the Board of Directors and on each anniversary of service thereafter, you will receive a $20,000 annual fee, and 3) you will also receive a fee of $2,500 for attendance at each meeting of the Board of Directors and separate meeting of the Audit Committee if not held on the same day as a meeting of the full Board of Directors.
     Global Secure is pleased to welcome you.

Sincerely,
/s/ Craig R. Bandes
Craig R. Bandes
President and Chief Executive Officer